As filed with the Securities and Exchange Commission on January 20, 2010.

Registration No. 333-18695

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1

TO

FORM S-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

MPS GROUP, INC.

(Exact name of registrant as specified in its charter)

Florida	59-3116655
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

1 Independent Drive, Jacksonville, Florida 32202

(904) 360-2000

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

George Reardon

General Counsel

MPS Group, Inc.

175 Broad Hollow Road

Melville, NY 11747

(631) 844-7800

(Name, address, including zip code, and telephone number, including area code, of agent for service)

With A Copy To:

David Kurzweil

Latham & Watkins LLP

885 Third Avenue

New York, New York 10022-4834

(212) 906-1200

Approximate date of commencement of proposed sale to the public: Not applicable.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a registration statement pursuant to General Instruction I.D. or post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

EXPLANATORY NOTE

This Post-Effective Amendment No. 1 relates to the registration statement on Form S-3 (Registration No. 333-18695) of MPS Group, Inc., a Florida corporation (the “Registrant”), filed with the Securities and Exchange Commission on December 24, 1996, as amended by the Pre-Effective Amendment No. 1, filed with the Securities and Exchange Commission on January 15, 1997 (as amended, the “Registration Statement”), relating to the offer for resale by certain security holders of up to 7,599,077 shares of the Registrant’s common stock.

On January 19, 2010, pursuant to the terms of the Agreement and Plan of Merger, dated October 19, 2009 by and among the Registrant, Adecco, Inc., a Delaware corporation (“Adecco”), and Jaguar Acquisition Corp. (“Merger Sub”), a Florida corporation and a wholly-owned subsidiary of Adecco, Merger Sub merged with and into the Registrant (the “Merger”), with the Registrant surviving the Merger. As a result of the Merger, each share of the common stock of the Registrant (including each share of the Registrant’s restricted common stock) that was issued and outstanding immediately prior to the effective date of the Merger (other than shares of common stock owned by the Registrant, Merger Sub, or any of their respective wholly owned subsidiaries or held in the treasury of the Registrant) was cancelled and automatically converted into the right to receive in cash an amount per share equal to $13.80, without interest, less any required withholding taxes.

As a result of the Merger, the Registrant has terminated all offerings of its securities pursuant to its existing registration statements, including the Registration Statement. Pursuant to the undertaking made by the Registrant as required by Item 512(a)(3) of Regulation S-K, the Registrant is filing this Post-Effective Amendment No. 1 to the Registration Statement to deregister all of the common stock registered but unsold under the Registration Statement.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Post-Effective Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Jacksonville, State of Florida, on this 19th day of January 2010.

MPS GROUP, INC.

By:	/S/ STEPHEN NOLAN
Name:	Stephen Nolan
Title:	Director and Chief Financial Officer

Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment No. 1 to the Registration Statement has been signed below by the following persons in the capacities indicated below on the 19th day of January 2010.

Signature	Title

/S/ THERON I. GILLIAM (Theron I. Gilliam)	Director, President and Chief Executive Officer

/S/ STEPHEN NOLAN (Stephen Nolan)	Director and Chief Financial Officer

/S/ LORELEI DEPALO (Lorelei DePalo)	Senior Vice President – Finance, Chief Accounting Officer and Treasurer